Exhibit 99.1

iBio Forms Joint Venture CMO for Large-Scale Pharmaceuticals Manufacturing in Green Plants and Accepts Additional Investment

NEW YORK, NY. (January 14, 2016) – iBio, Inc. (NYSE MKT: IBIO), a leader in plant-based biotechnology for developing and manufacturing biological products, today announced the formation of a joint venture with affiliates of Eastern Capital Limited (the “Eastern Affiliates”) to develop and manufacture plant-made pharmaceuticals.

Eastern and iBio have capitalized a newly-formed subsidiary of iBio – iBio CMO LLC – to create a contract manufacturing organization for development, scale-up and large-scale manufacturing of biologicals. The Eastern Affiliates contributed $15 million in cash to the venture for 30% of the equity. iBio contributed research and manufacturing licenses of iBio’s proprietary intellectual property for plant-made production of biopharmaceuticals. iBio will retain a 70% equity interest.

iBio CMO LLC entered into a 35 year operating lease with the Eastern Affiliates, to control a 139,000 square foot Class A life sciences building located on approximately 21 acres in Bryan, Texas. The facility, previously owned by Caliber Biotherapeutics LLC and its affiliates, and now owned by the Eastern Affiliates, is located on a technology corridor abutting the campus of Texas A & M University, home of the National Center for Therapeutics Manufacturing, a leading center for research in the production of vaccines and protein therapeutics.

Coincident with formation of the joint venture, Eastern agreed to purchase 10.0 million additional shares of iBio common stock at $0.622 per share, a 30% premium to the closing price on January 12, through a private placement in two tranches. The first tranche of 3.5 million shares will be purchased promptly after NYSE approval of a listing application therefor. Concurrent with the closing of the 3.5 million share purchase, Eastern will exercise 1.784 million $0.53 warrants it owns for iBio shares of common stock representing 100% of the warrants Eastern held from prior iBio financings. The second tranche of 6.5 million shares will be purchased, subject to shareholders’ approval at a meeting of shareholders expected to be convened in February 2016 and NYSE approval of a listing application therefor. Upon closing of the second tranche, a standstill agreement would become effective to limit additional acquisitions by Eastern of iBio common shares to a maximum of 38% of outstanding shares, absent approval by a majority of iBio’s Board of Directors.

“We expect these transactions to be transformative for iBio,” said iBio Chairman, Robert B. Kay. “They give us control over a beautifully engineered, fully-equipped, large-scale facility to implement iBio’s proprietary plant-made biopharmaceutical development and manufacturing technologies. They also provide substantial capital to both iBio and iBio CMO to support progress of iBio’s fibrosis products into human clinical trials, and enable us to offer the rapidly expanding and underserved biologics development market contract manufacturing, using the superior attributes of our proprietary, plant-based technologies”

“We have an excellent working relationship with iBio and a shared vision of its potential, both as a contract manufacturing organization and as a developer of biopharmaceutical products,” said Mark VanDevelde, a Director of Eastern Capital Limited, located in the Cayman Islands. “iBio’s commanding IP position in low cost plant-based biologics manufacture and its conservative capital management contributed to Eastern’s decision to substantially increase its financial investment in iBio.”

Certain key former employees of Caliber Biotherapeutics have joined iBio CMO to continue ongoing operations and the projects currently underway for iBio in the facility. iBio and Caliber have worked closely together since 2012, collaborating on a range of projects, such as antiviral therapeutic antibodies, including those for Dengue fever and Ebola virus disease. The collaboration was extended in 2013 to include additional technologies developed by iBio, in collaboration with Novici Biotech, designed to offer superior alternatives to traditional methods of biopharmaceutical development and manufacturing.

iBio’s proprietary technology was the basis for early success of the Accelerating Critical Therapeutics program of the Defense Advanced Research Projects Agency (DARPA). iBio technology was then licensed to Caliber for the DARPA “Blue Angel” project. The “Blue Angel” project demonstrated successful use of the technology on a commercial scale. The iBio CMO facility can grow over 4 million plants hydroponically as “in process inventory” and can deliver over 300 kilograms of finished therapeutic protein per year. This translates into more than a half million doses per year of a typical therapeutic antibody. In the context of a vaccine intended to control a pandemic outbreak, this translates into 50 million vaccine doses produced from availability of vaccine gene sequence to delivery in twelve weeks of completed product, and the ability to produce approximately 50 million doses every three weeks thereafter. Facility capacity can be doubled by adding additional plant growth equipment in a space already reserved for that purpose.

Several proprietary advances over the first generation pilot plant based upon iBio technology are built into the iBio CMO facility: custom designed LED illumination systems; large-scale automated hydroponic growth systems; a high-throughput, high-capacity vacuum infiltration system; and flexible, moveable downstream process modules for rapid reconfiguration changes required for the production of a new protein therapeutic or vaccine target. The system offers greater speed to market with significantly lower capital expenditures and lower operating costs than most conventional cell based systems.

“After participating first hand in the creation and management of plant-based pharmaceutical technology, I am pleased to join the iBio team to help convert their impressive technical achievements into broad commercial success,” said Dr. R. Barry Holtz, founder and former Chief Scientific Officer of both Caliber and G-Con Manufacturing. Dr. Holtz guided creation of the products and services marketed by G-Con and the design and construction of the Caliber facility.

“Despite significant recent investments by major pharmaceutical and industrial companies in legacy cell culture-based manufacturing facilities, there is still a looming worldwide shortage of biologics development and manufacturing capacity. Meanwhile, growth of the biopharmaceutical sector is accelerating,” said Robert Erwin, iBio’s President. “We now have both the technology and the capacity to enable biologics companies to focus on the value of their products rather than on the time, cost and other development challenges of cell lines used in traditional biologics manufacturing.”

Dr. Holtz said, “I look forward to seeing iBio take full advantage of this opportunity to expand its high value manufacturing capabilities in the United States.”

Eastern Capital Limited is beneficially owned by value-based investor Kenneth B. Dart. Mr. Dart was previously president of Dart Container Corporation, a family-owned manufacturing company. Currently he is one of the largest private sector employers on the island of Grand Cayman.  His is the vision behind the innovative mixed use property development known as Camana Bay.

About iBio, Inc.

iBio is developing proprietary products for the treatment of a range of fibrotic diseases including idiopathic pulmonary fibrosis, systemic sclerosis, and scleroderma. IBIO-CFB03, produced using the company’s iBioLaunch gene expression platform, is the first product candidate from this program being advanced for IND development. The company also offers proprietary products and product licenses to others, based on its proprietary iBioLaunch gene expression and iBioModulator™ thermostable immunomodulator protein platforms, providing collaborators full support for turn-key implementation of its technology for protein therapeutics and vaccines.

In Brazil, iBio has formed a subsidiary company, iBio do Brasil Biofarmaceutical Ltda., and has been collaborating with the Oswaldo Cruz Foundation (Fiocruz) to develop a recombinant yellow fever vaccine based on iBio technology. Further information is available at: www.ibioinc.com.

FORWARD-LOOKING STATEMENTS

STATEMENTS INCLUDED IN THIS NEWS RELEASE RELATED TO IBIO, INC. MAY CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES SUCH AS COMPETITIVE FACTORS, TECHNOLOGICAL DEVELOPMENT, MARKET DEMAND, AND THE COMPANY’S ABILITY TO OBTAIN NEW CONTRACTS AND ACCURATELY ESTIMATE NET REVENUES DUE TO VARIABILITY IN SIZE, SCOPE AND DURATION OF PROJECTS. FURTHER INFORMATION ON POTENTIAL RISK FACTORS THAT COULD AFFECT THE COMPANY’S FINANCIAL RESULTS CAN BE FOUND IN THE COMPANY’S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

IMPORTANT INFORMATION

iBio, Inc. intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission to obtain stockholder approval of the issuance of 6,500,000 shares of common stock to Eastern Capital Limited (the “Stockholder Approval”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION CAREFULLY IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE STOCKHOLDER APPROVAL. The proxy statement, any amendments or supplements to the proxy statement and other relevant documents filed by iBio, Inc. with the Securities and Exchange Commission will be available free of charge through the web site maintained by the Securities and Exchange Commission at www.sec.gov or by calling the Securities and Exchange Commission at telephone number 1-800-SEC-0330. Free copies of these documents may also be obtained from iBio, Inc.’s website at www.ibioinc.com or by writing to Secretary, iBio, Inc., 600 Madison Avenue, Suite 1601, New York, NY 10022.

iBio, Inc. and its directors and executive officers are deemed to be participants in the solicitation of proxies from the stockholders of Bio, Inc. in connection with the Stockholder Approval. Information regarding iBio, Inc.’s directors and executive officers is included in iBio, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2015, filed with the Securities and Exchange Commission on October 13, 2015. Other information regarding the participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement to be filed in connection with the Stockholder Approval.

Investor Relations Contact

iBio, Inc.

IR@IBIOINC.COM